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                                                                      EXHIBIT 11
                        SCIENTIFIC GAMES HOLDINGS CORP.
                       COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                 Three-month period                    Year
                                                  ended December 31             ended December 31
                                            -----------------------------  ----------------------------
                                                 1996       1995     1994      1996      1995      1994
                                            ---------  ---------  -------  --------  --------  --------
Net earnings                                  $ 5,513    $ 5,923  $ 3,434   $18,726   $22,428   $16,080
                                              =======    =======  =======   =======   =======   =======
Weighted Average Common stock outstanding      12,127     13,006   12,770    12,682    12,929    12,770
Effect of common stock equivalents (stock)        461        720      664       584       724       566
                                              -------    -------  -------  --------  --------  --------
Total                                         $12,588    $13,726   13,434   $13,266   $13,653    13,336
                                              =======    =======  =======  ========  ========  ========
Net earnings per common share                 $   .44    $   .43  $   .26   $  1.41   $  1.64   $  1.21
                                              =======    =======  =======  ========  ========  ========


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